Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 2009 Equity  Incentive Plan of Valence Technology, Inc. of our reports dated June 14, 2010, with respect to the financial statements of Valence Technology, Inc., Valence Technology, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Valence Technology, Inc. included in the Annual Report on Form 10-K for the year ended March 31, 2010.

/s/ PMB HELIN DONOVAN, LLP
PMB HELIN DONOVAN, LLP
Austin, TX
August 5, 2010